SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                    FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                   Commission File Number    0-20400

                 Universal Standard Medical Laboratories, Inc.
                      Tax Deferred Savings Plan and Trust
            (Exact name of registrant as specified in its charter)

          26500 Northwestern Highway, Suite 400, Southfield, MI 48076
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                                 Plan Interests
           (Title of each class of securities covered by this Form)

                                      None
          (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)    [ ]                Rule 12h-3(b)(1)(ii)   [ ]
Rule 12g-4(a)(1)(ii)   [ ]                Rule 12h-3(b)(2)(i)    [ ]
Rule 12g-4(a)(2)(i)    [ ]                Rule 12h-3(b)(2)(ii)   [ ]
Rule 12g-4(a)(2)(ii)   [ ]                Rule 15d-6             [X]
Rule 12h-3(b)(1)(i)    [ ]


Approximate number of holders of record as of the certification or notice
date:   0

         Pursuant to the requirements of the Securities Exchange Act of 1934, Universal Standard Medical Laboratories, Inc. Tax Deferred Savings Plan and Trust has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: August 3, 1998               UNIVERSAL STANDARD MEDICAL LABORATORIES,
                                   INC. TAX DEFERRED SAVINGS PLAN AND TRUST

                                   By: UNIVERSAL STANDARD HEALTHCARE, INC.,
                                       Plan Administrator

                                   By:  /S/ Eugene E. Jennings
                                        Eugene E. Jennings
                                   Its:President and Chief Executive Officer